Exhibit 21

Yardville National Bancorp Subsidiaries

1.	The Yardville National Bank, a national banking association organized under the laws of the United States (the “Bank”)

2.	Yardville Capital Trust, a Delaware business trust

3.	Yardville Capital Trust II, a Delaware business trust

4.	Yardville Capital Trust III, a Delaware business trust

5.	Yardville Capital Trust IV, a Delaware business trust

6.	Yardville Capital Trust V, a Delaware business trust

7.	Yardville Capital Trust VI, a Delaware business trust

8.	Yardville National Investment Corporation, a New Jersey corporation (wholly-owned subsidiary of the Bank)

9.	YNB Real Estate Holding Co., Inc., a New Jersey corporation (wholly-owned subsidiary of the Bank)

10.	Brendan, Inc., a New Jersey corporation (wholly-owned subsidiary of the Bank)

11.	YNB Financial Services, Inc., a New Jersey corporation (wholly-owned subsidiary of the Bank)

12.	Nancy Beth, Inc., a New Jersey corporation (wholly-owned subsidiary of the Bank)

13.	YNB Realty, Inc., a New Jersey corporation (wholly-owned subsidiary of the Bank)

14.	Jim Mary, Inc., a New Jersey corporation (wholly-owned subsidiary of the Bank)

15.	YNB Capital Development, Inc., a New Jersey corporation (wholly-owned subsidiary of the Bank)

E-103